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                                   FORM 11-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

[ X ]                ANNUAL REPORT PURSUANT TO SECTION 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


For the fiscal year ended              DECEMBER 31, 2000
                                       -----------------
                                       OR

[   ]             TRANSITION REPORT PURSUANT TO SECTION 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______________________ to ______________________

Commission file number   33-00579
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     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           SOUTHSIDE BANCSHARES CORP.
                          EMPLOYEE STOCK OWNERSHIP PLAN
                             WITH 401 (K) PROVISIONS
                               3606 GRAVOIS AVENUE
                            ST. LOUIS, MISSOURI 63116

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           SOUTHSIDE BANCSHARES CORP.
                               3606 GRAVOIS AVENUE
                            ST. LOUIS, MISSOURI 63116


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                              REQUIRED INFORMATION

Financial Statements:

4. In lieu of the requirements of Items 1-3, audited statements and schedules prepared in accordance with the requirements of ERISA for the plan's fiscal years ended December 31, 2000 and 1999 are presented on pages 2 through 13.

Exhibits:

23b. Consent of Cummings, Oberkfell & Ristau, P.C.


                                   SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SOUTHSIDE BANCSHARES CORP.
                                        EMPLOYEE STOCK OWNERSHIP PLAN
                                        WITH 401 (k) PROVISIONS

                                        / s /  Thomas M. Teschner
                                        ---------------------------------------
                                        Trustee of the Plan and
                                        President & Chief Executive Officer

DATE:  June 28, 2001